EXHIBIT 16.1

M&K CPAS, PLLC

4100 N. Sam Houston Parkway W Suite 200B

Houston, TX 77086

March 20, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated March 20, 2013 of Soul and Vibe Interactive Inc. and are in agreement with the statements contained in first sentence with regards to the dismissal of M&K CPAS, PLLC, of the first paragraph, the second and third paragraphs therein in their entirety. We have no basis to agree or disagree with the other statements of the Registrant contained therein.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC